Exhibit 99.1-Press Release
Contact:	Joseph H. Rossi
President/CEO

VERNON, CT - November 4, 2002

PATRICK J. LOGIUDICE ELECTED TO THE BOARD OF DIRECTORS FOR ALLIANCE BANCORP OF NEW ENGLAND, INC. AND TOLLAND BANK

Alliance Bancorp of New England, Inc., the holding company for Tolland Bank, announced today that Patrick J. Logiudice, Executive Vice President of Alliance Bancorp, has been appointed to fill a vacancy on its Board of Directors created by the retirement of a director earlier this year. The appointment took effect as of October 30th.

Mr. Logiudice, 55, is the Executive Vice President and Chief Lending Officer for Tolland Bank and Executive Vice President of Alliance Bancorp. He has responsibility for all lending functions including commercial, mortgage, and consumer lending. Mr. Logiudice has over 30 years experience in the banking industry, 26 of which has involved serving the markets in Tolland County and Eastern Connecticut. In the 11 years that Mr. Logiudice has managed lending at Tolland Bank, he has assembled a commercial lending team with 180 total years of commercial banking experience. This team has developed extensive relationships with local business and industries, along with professionals including attorneys, accountants, and town officials. In mortgage and consumer lending, Mr. Logiudice has guided a competitive and responsive team that introduced popular loan products such as Tolland Bank’s unique Equity Select Advantage home equity line of credit, and its “no fee” mortgage for homeowners seeking the advantages of refinancing with no out-of-pocket costs.

Mr. Logiudice has produced an outstanding record of growth and performance providing lending services to Tolland Bank’s markets. Joseph Rossi, President of Tolland Bank said, “His extensive relationships and networks in the communities we serve, make Patrick a valuable asset to the Bank, and the community. He brings 30 years of experience to the Board and we will benefit from that experience, and his strong community ethic.”

Mr. Logiudice completes the unexpired portion of the term formerly held by director William E. Dowty Jr., who retired shortly before the 2002 annual meeting, after serving on the Board for 25 years. The term of this position expires in 2004.

Alliance Bancorp of New England, Inc (AMEX:ANE) is a bank holding company for Tolland Bank, a Connecticut-chartered bank with nine offices serving the market in central and eastern Connecticut. For more information: www.alliancebancorp.com and www.tollandbank.com

AMEX:ANE • www.alliancebancorp.com • email: info@alliancebancorp.com